CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
4.000% InterNotes® Due September 17, 2032	$250,000,000	$28,650.00

Filed Under Rule 424(b)(3), Registration Statement No. 333-178262
Pricing Supplement No. 413 Dated August 30, 2012
(To: Prospectus Dated December 1, 2011 , as supplemented by Prospectus Supplement Dated December 1, 2011)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
36966TGM8	100.000%	2.000%	Fixed	4.000%	QUARTERLY	09/17/2032	12/17/2012	$10.00	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/17/2015 and Quarterly thereafter with 30 Calendar Days Notice.
The GE Capital InterNotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the interest payment date occurring any time on or after 09/17/2015 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation
Offering Dates: Thursday, August 30, 2012 through Thursday, August 30, 2012
Trade Date: Thursday, August 30, 2012 @12:00 PM ET
Settlement Date: Monday, September 17, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

Legal Matters:
In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company?s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.

* GE CAPITAL is the registered trademark of General Electric Capital Corporation.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated December 1, 2011 to Prospectus Dated December 1, 2011